Exhibit 99.1

CONSENT OF INTREPID PARTNERS, LLC

The Conflicts Committee of the Board of Directors of Enable GP, LLC,

the general partner of Enable Midstream Partners, LP

499 W. Sheridan Ave., Suite 1500

Oklahoma City, OK 73102

Dear Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated February 16, 2021, to the Conflicts Committee of the Board of Directors of Enable GP, LLC, the general partner of Enable Midstream Partners, LP, as Annex E to, and the reference to such opinion letter under the headings “Summary—Opinion of Enable Conflicts Committee’s Financial Advisor” and “The Merger—Opinion of Enable Conflicts Committee’s Financial Advisor” in, the consent statement/prospectus relating to the proposed merger involving Enable Midstream Partners, LP and Energy Transfer LP, which consent solicitation/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Energy Transfer LP filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

/s/ INTREPID PARTNERS, LLC

April 2, 2021